Exhibit 99.1

USPTO Confirms Patentability of Finjan US Patent Nos. 6,154,844 and 7,647,633
Both Patents Survive Multiple Challenges from Various Defendants

EAST PALO ALTO, CA – 05/18/16 -- Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, and its subsidiary Finjan, Inc. (“Finjan”) announces two recent, favorable decisions by the U.S. Patent and Trademark Office (“USPTO”) regarding Finjan’s U.S. Patent Nos. 6,154,844 (“the ‘844 Patent”) and 7,647,633 (“the ‘633 Patent”), as both patents survive multiple challenges from various defendants.

“Finjan has endured and will continue to endure numerous repeated and overlapping validity challenges to our asserted patents by our various litigants and prospective licensees,” stated Finjan Holdings’ Chief IP Officer and VP, Legal, Julie Mar-Spinola. “Though painful and expensive, the silver lining to all these contests is that proving up the durability and value of Finjan’s cybersecurity technology patent portfolio was accelerated.”

First, on May 16, 2016, the USPTO issued an Ex Parte Reexamination Certificate for Finjan’s U.S. Patent No. 6,154,844 C1 (“the ‘844 Patent”), entitled “System and Method for Attaching a Downloadable Security Profile to a Downloadable,” without amendment to the original ‘844 Patent. In particular, the USPTO confirmed the patentability of Claims 32 and 42 over prior art submited by Proofpoint, Inc., thereby rendering the ‘844 Patent as originally issued intact and enforceable. A complete listing of prior art documents cited during the proceeding for Reexamination Control Number 90/013,633 is available at the USPTO’s website (www.USPTO.gov), under the Display References tab.

The ‘844 Patent has survived several rounds of challenges by various parties accused of infringing Finjan’s patents, and in different forums. In addition to Proofpoint’s unsuccessful Ex Parte Reexamination attempt, Symantec Corporation also failed to invalidate the ‘844 Patent when the USPTO’s Patent Trial and Appeal Board (“PTAB”) rejected its Petition for Inter Partes Review (“IPR”) on March 11, 2016. Significantly, after a 2-week trial in July 2015, the US District Court for the Northern District of California found, among other Finjan asserted patents, the ‘844 Patent valid and infringed by Blue Coat Systems, Inc. and entered judgment of $39.5M against Blue Coat, of which $24M was for infringing the ‘844 Patent. The ‘844 Patent is also asserted against FireEye, Inc., Sophos Ltd., and -- in a second, separate lawsuit -- Blue Coat.

Second, on May 10, 2016, the USPTO issued its Notice of Intent to Issue Ex Parte Reexamination Certificate for Finjan’s U.S. Patent No. 7,647,633 (“the ‘633 Patent”), entitled “Malicious Mobile Code Runtime Monitoring System and Methods,” also without amendment to the original ‘633 Patent. In particular, the USPTO confirmed the patentability of Claims 8 and 12 over prior art submitted by Proofpoint. Accordingly, the ‘633 Patent, as originally issued, remains intact and enforceable. A complete listing of prior art documents cited during the proceeding for Reexamination Control Number 90/013,652 is also available at the USPTO’s website, under the Display References tab. In the July 2015 trial, Finjan was awarded $1.7M in damages for Blue Coat System’s infringement of the ‘633 Patent. Certain claims of the ‘633 Patent, other than Claims 8 and 12, are also being directly challenged in separate USPTO proceedings by FireEye and Palo Alto Networks, Inc.

Finjan also has pending infringement lawsuits against FireEye, Inc., Palo Alto Networks, Inc., Proofpoint Inc., Sophos, Ltd., and Blue Coat Systems, Inc. relating to, collectively, more than 20 patents in the Finjan portfolio. The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

ABOUT FINJAN
Established nearly 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan's inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.

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Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan’s expectations and beliefs regarding Finjan’s licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2015, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter | Finjan
Alan Sheinwald or Valter Pinto | Capital Markets Group LLC
(650) 282-3245
investors@finjan.com